Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER

OPERATING RESULTS FOR FISCAL 2006

ISSAQUAH, Wash., December 8, 2005 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the first quarter (12 weeks) of fiscal 2006, ended November 20, 2005.

Net sales for the first quarter of fiscal 2006 increased 12% to $12.66 billion from $11.34 billion during the first quarter of fiscal 2005. On a comparable warehouse basis, that is warehouses open at least one year, net sales increased 9%.

Net income for the first quarter of fiscal 2006 increased 12% to $215.8 million, or $.45 per diluted share, from $193.2 million, or $.40 per diluted share, during the first quarter of fiscal 2005. This year’s fiscal first quarter results included a pretax charge of approximately $7.6 million ($.01 per share) related to damage from hurricane Wilma in Florida. Last year’s fiscal first quarter results included a pretax charge of approximately $6.4 million ($.01 per share) related to damage from four Florida hurricanes.

Costco currently operates 471 warehouses, including 346 in the United States and Puerto Rico, 66 in Canada, 17 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 28 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 18 to 20 new warehouses, including the relocation of two to three warehouses to larger and better-located facilities, prior to the end of its 53-week 2006 fiscal year ending on September 3, 2006.

A conference call to discuss these first quarter results is scheduled for 8:00 a.m. (PT) today, December 8, 2005, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended
	November 20, 2005	November 21, 2004
REVENUE
Net sales	$12,664,799	$11,339,944
Membership fees	262,554	238,059

Total revenue	12,927,353	11,578,003
OPERATING EXPENSES
Merchandise costs	11,330,171	10,132,487
Selling, general and administrative	1,258,099	1,131,686
Preopening expenses	12,377	10,385
Provision for impaired assets and closing costs, net	1,211	2,800

Operating income	325,495	300,645
OTHER INCOME (EXPENSE)
Interest expense	(3,724)	(9,642)
Interest income and other	25,540	15,590

INCOME BEFORE INCOME TAXES	347,311	306,593
Provision for income taxes	131,493	113,440

NET INCOME	$215,818	$193,153

NET INCOME PER COMMON SHARE:
Basic	$0.46	$0.41

Diluted	$0.45	$0.40

Shares used in calculation (000’s)
Basic	472,717	465,869
Diluted	486,367	489,284
Dividends per share	$0.115	$0.100